Exhibit 99.1

FOR IMMEDIATE RELEASE

May 6, 2020

Benefytt Technologies, Inc. Reports First Quarter 2020 Results

Revenue Beat Expectations

Net Loss Driven by Goodwill Impairment

Adjusted EBITDA Slightly Below Expectations

Reaffirms 2020 Full Year Revenue and Earnings Guidance

Tampa, FL— May 6, 2020 — Benefytt Technologies, Inc. (NASDAQ:BFYT), a health insurance technology company and leading distributor of Medicare-related health insurance plans, today announced financial results for the first quarter ended March 31, 2020. The Company will host a live conference call on Thursday, May 7, 2020, at 9:00 A.M. ET.

Commenting on the Company’s first quarter operating results, Gavin Southwell, President and Chief Executive Officer, said, “Compared to many industries, which are significantly impacted by the current environment, our market continues to grow. Our technology-driven model positions us for growth as we help consumers connect with Medicare and other health and life insurance products, something that is now more important than ever, in a safe and easy manner via eCommerce or on the telephone with a licensed agent.”

Mr. Southwell continued, “In addition to the Medicare growth potential we are also seeing evolving tailwinds in the IFP market. Building on our success in 2019, 2020 is a year in which we expect to scale the Medicare business. We made good progress on that in the first quarter and are in a strong position for the 2021 annual enrollment period later this year.”

As previously announced, the Company’s Board of Directors commenced in July 2019 a process for exploring, reviewing, and evaluating strategic alternatives focused on maximizing shareholder value. These alternatives could include, among other things, a sale of the Company or a portion thereof, a strategic business combination, changes in the Company’s operations or strategy, or continuing to execute on the Company’s current business plan. This review process is currently ongoing, and the Company is in discussions with interested parties, including both strategic and financial institutions (1).

First quarter 2020 Consolidated Financial Highlights

All comparisons are to the three months ended March 31, 2019

●	Revenue was $71.6 million, compared to revenue of $87.3 million. Revenue from our Medicare segment was $18.9 million and is new to the Company starting in June 2019. Revenue from our Individual and Family Plan (IFP) segment was $52.7 million.

●	Net loss was $49.8 million, compared to net income of $2.2 million in the first quarter of 2019. Q1 2020 loss includes a $41.1 million goodwill impairment due to the previously announced deemphasis of the IFP business and a $2.9 million fair value adjustment to contingent acquisition consideration.

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●	Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was $0.9 million, compared to adjusted EBITDA of $9.3 million. Loss from our Medicare segment was $1.6 million. Profit from our IFP segment was $8.3 million.

●	GAAP diluted net loss per share was $3.68, compared to GAAP diluted net income per share of $0.11 in the first quarter of 2019.

●	Adjusted net income per share was $0.01 compared to adjusted net income per share of $0.43.

●	Net contract asset (contract asset receivable plus advanced commissions less commission payable) at March 31, 2020 was $251.0 million (2). $178.1 million related to the IFP segment and $72.9 million related to the Medicare segment.

Adjusted EBITDA and adjusted net income per share are non-GAAP financial measures. See the reconciliations of these measures to their respective most directly comparable GAAP measure below in this press release.

2020 First Quarter Financial Discussion

First quarter revenues of $71.6 million decreased 18.0% compared to revenues of $87.3 million in the first quarter of 2019.

Revenue from our Medicare segment was $18.9 million. We did not have Medicare revenue in the first quarter of 2019. Revenue from our IFP segment was $52.7 million compared to $87.3 million in the first quarter of 2019. The year-over-year decline in IFP revenue was anticipated as we deemphasized IFP sales and shifted resources to our new Medicare segment.

Revenues in the quarter for Medicare and IFP were negatively impacted in the amount of $1.9 million and $2.9 million, respectively, by changes in estimated variable consideration (i.e. lifetime value or LTV) based on the Company’s quarterly reassessment process. Without this change in estimate, first quarter total revenues would have been $76.4 million, Medicare revenues would have been $20.8 million and IFP revenues would have been $55.6 million.

Third-party commission expense was $32.8 million (62.2% of IFP revenues) in the first quarter of 2020, compared to $60.7 million (69.5% of IFP revenues) in the same period in 2019. The decrease is attributable to the decline in revenues in our IFP segment.

Total selling, general & administrative expense (“SG&A”) was $27.9 million (39.0% of net revenues) in the first quarter, compared to $15.6 million (17.9% of net revenues) in the same period in 2019. The increase is attributable primarily to legal expenses and increased payroll from scaling our captive distribution.

Marketing and Advertising expense was $18.5 million in the first quarter, compared to $3.1 million in the same period in 2019. The increased expense is due to investments in Medicare consumer engagement.

Net loss was $49.8 million in the first quarter of 2020, compared to net income of $2.2 million in the same period in 2019. First quarter loss includes a $41.1 million goodwill impairment driven by the deemphasis of our IFP business.

EBITDA was ($53.0) million in the first quarter of 2020, compared to $6.5 million in the same period in 2019.

Adjusted EBITDA was $0.9 million in the first quarter of 2020 compared to $9.3 million in the same period in 2019. Adjusted EBITDA is calculated by taking EBITDA and adjusting for items that are not part of regular operating activities, including stock-based compensation and related costs, transaction costs, tax receivable adjustments, indemnity and other legal costs, and severance, restructuring, fair value adjustment to contingent consideration, asset impairments and other charges.

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Adjusted EBITDA in the quarter for Medicare and IFP were negatively impacted in the amount of $1.9 million and $1.6 million, respectively, by changes in estimated variable consideration based on the Company’s quarterly reassessment process. Without this change in estimate, the first quarter Adjusted EBITDA would have been $4.4 million.

GAAP diluted net loss per share was $3.68 in the first quarter of 2020, compared to GAAP diluted net income per share of $0.11 in the same period in 2019.

Adjusted net income per share was $0.01 in the first quarter of 2020, compared to adjusted net income per share of $0.43 in the same period in 2019.

Adjusted net income per share in the quarter was negatively impacted in the amount of $0.20 by changes in the estimated variable consideration based on the Company’s quarterly reassessment process. Without the change in estimate the first quarter adjusted net income per share would have been $0.21.

Cash and cash equivalents totaled $5.1 million as of March 31, 2020, an increase of $1.3 million from December 31, 2019. We ended the quarter with $194.4 million of debt outstanding including $50.0 million drawn against our $65.0 million revolving credit facility. Net cash used in operating activities for the first quarter 2020 was $11.2 million, due to higher advances of commissions in the IFP segment from strong sales in the quarter, increased legal expenses and marketing and advertising expense. The Company is currently expecting approximately $23 million of refunds from various federal, state and local taxing authorities (of which $11.2 million was expected to already have been received). As the timing of such receipts is difficult to predict because of the COVID-19 outbreak and the resulting stay at home orders issued by various states, the Company stated that it intends to draw the remaining $15 million of its available revolving line of credit in order to continue to execute on its business plans for 2020.

Maintaining 2020 Full Year Revenue and Earnings Guidance

The Company is providing guidance for the full year ending December 31, 2020 based on information available as of May 5, 2020. These expectations are forward-looking and the Company assumes no obligation to update these statements. Actual results may be materially different and are affected by the risk factors and uncertainties identified in this release and in the Company’s annual and quarterly filings with the Securities and Exchange Commission, including uncertainties associated with the impact of the COVID-19 pandemic.

The following is guidance for the full year ending December 31, 2020.

●	Total revenue is expected to be in the range of $290 million to $350 million. Revenue from the Medicare segment is expected to be in the range of $190 million to $210 million. Revenue from the IFP segment is expected to be in the range of $100 million to $140 million.

●	Adjusted net income per share is expected to be in the range of $3.10 to $4.15.

●	Adjusted EBITDA is expected to be in the range of $65.0 million to $80.0 million.

●	Profit from the Medicare (3) segment is expected to be in the range of $70.0 million to $80.0 million. Profit from the IFP segment is expected to be in the range of $15.0 million to $20.0 million.

●	Corporate (4) expense is expected to be approximately $20.0 million.

(1)	The Company’s Board of Directors has not set a timetable for completing the strategic review nor has it made any decisions related to strategic alternatives at this time. There can be no assurance that the Board’s exploration of strategic alternatives, including the current ongoing discussions with potentially interested strategic and financial institutions, will result in changes in strategy or any transaction or, if a transaction is undertaken, as to its terms, structure or timing. The Company does not expect to make further public comment regarding these matters unless and until the Board has approved a specific transaction or alternative or otherwise concludes its review of strategic alternatives, or the Company otherwise deems disclosure of significant developments to be appropriate. In connection with the strategic review, BofA Securities is acting as financial advisor and Weil, Gotshal & Manges LLP is acting as legal advisor to the Company.

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(2)	The net contract asset includes $42.8 million of advanced commissions that reduce the commissions payable balance but are required to be showed gross under GAAP.
(3)	Segment profit is calculated as total revenue for the applicable segment less direct and allocated marketing and advertising, customer care and enrollment, technology and content and general and administrative operating expenses, excluding stock-based compensation, depreciation and amortization expense, before Corporate expenses.
(4)	Corporate consists of other indirect General and Administrative operating expenses, excluding stock-based compensation and depreciation and amortization expense, which are managed in a corporate shared services environment and, since they are not the responsibility of segment operating management, are not allocated to the reportable segments.

Conference Call and Webcast

The Company will host an earnings conference call on May 7, 2020 at 9:00 A.M. Eastern time. All interested parties can join the call by dialing (800) 289-0438 or (323) 794-2423; the conference ID is 2760328. An archive of the call will be available on Benefytt Technologies’ website, BFYT.com, for 30 days beginning on Thursday, May 7, 2020, 12:00 PM ET.

About Benefytt Technologies, Inc.

Benefytt Technologies, Inc. is a health insurance technology company that primarily engages in the development and operation of private e-commerce health insurance marketplaces, consumer engagement platforms, agency technology systems, and insurance policy administration platforms. By leveraging existing and emerging platforms and Technologies, the Company offers a range of Medicare-related insurance plans from many of the nation’s leading carriers as well as other types of health insurance and supplemental products that meet the needs of consumers.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding new markets, products, services, growth strategies, anticipated trends in our business and anticipated changes and developments in the United States health insurance system and laws. Forward-looking statements are based on Benefytt Technologies, Inc.’s (the “Company’s”) current assumptions, expectations and beliefs are generally identifiable by use of words “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or similar expressions and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. These risks and uncertainties include, among other things, our focus on the Medicare market, our ability to maintain relationships and develop new relationships with health insurance carriers and distributors, uncertainty associated with the future impact of the COVID-19 pandemic on our business and company, our ability to retain our members, the demand for products offered through our platform, regulatory oversight and examinations of us and our carriers and distributors, legal and regulatory compliance by our carriers and distributors, the amount of commissions paid to us or changes in health insurance plan pricing practices, competition, changes and developments in the United States health insurance system and laws, and the Company’s ability to adapt to them, the ability to maintain and enhance our name recognition, difficulties arising from acquisitions or other strategic transactions, and our ability to build the necessary infrastructure and processes to maintain effective controls over financial reporting. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements will be discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission, which are available at www.sec.gov. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. You should not rely on any forward-looking statement as representing our views in the future. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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Non-GAAP Financial Information

To supplement the Company’s financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, the Company presents certain financial measures that are not prepared in accordance with GAAP, which are adjusted EBITDA, and adjusted net income per share. These non-GAAP financial measures, which are defined below, should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

The Company is presenting these non-GAAP financial measures to assist investors in seeing the Company’s operating results through the eyes of management and because the Company believes that these measures provide a useful tool for investors to use in assessing the Company’s operating performance against prior period operating results and against business objectives. The Company uses the non-GAAP financial measures in evaluating its operating results and for financial and operational decision-making purposes.

The accompanying tables provide more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures. The Company has not reconciled adjusted EBITDA guidance or adjusted net income per share guidance to GAAP net income or GAAP net income per diluted share, respectively, because the Company does not provide guidance for the reconciling items between these measures and GAAP net income or GAAP net income per diluted share, respectively. As certain of the items that impact GAAP net income and/or GAAP net income per diluted share cannot be reasonably predicted at this time, the Company is unable to provide such guidance. Accordingly, a reconciliation to GAAP net income or GAAP net income per diluted share is not available without unreasonable effort.

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BENEFYTT TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

($ in thousands, except share and per share data)

	March 31, 2020	December 31, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,051	$3,771
Restricted cash	16,030	17,788
Accounts receivable, net, prepaid expenses and other current assets	4,561	2,911
Income taxes receivable	23,018	18,210
Advanced commissions, net	40,524	45,250
Contract asset	172,554	184,474
Total current assets	261,738	272,404
Long-term contract asset	207,675	209,239
Property and equipment, net	5,494	5,415
Deferred tax asset	645	—
Right-of-use assets	16,568	496
Goodwill	94,814	135,182
Intangible assets, net	25,473	28,963
Other assets	2,623	159
Total assets	$615,030	$651,858
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$42,768	$51,477
Commissions payable	92,833	97,785
Contingent consideration, current	1,750	—
Long-term debt, net, current	9,488	10,684
Operating lease liabilities, current	1,466	237
Other current liabilities	296	557
Total current liabilities	148,601	160,740
Commissions payable, long-term	79,287	82,369
Contingent consideration, long-term	66,302	65,171
Debt, net, long-term	183,470	167,947
Due to member	34,142	29,121
Deferred tax liability, net	—	5,722
Operating lease liabilities, long-term	14,965	224
Other liabilities	330	590
Total liabilities	527,097	511,884
Commitments and contingencies
Stockholders’ equity:
Class A common stock (par value $0.001 per share, 100,000,000 shares authorized; 17,119,217 and 16,219,217 shares issued as of March 31, 2020 and December 31, 2019, respectively; 13,243,293 and 12,273,630 shares outstanding as of March 31, 2020 and December 31, 2019, respectively)	17	16
Class B common stock (par value $0.001 per share, 20,000,000 shares authorized; 1,016,667 and 1,916,667 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively)	1	2
Preferred stock (par value $0.001 per share, 5,000,000 shares authorized; no shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively)	—	—
Additional paid-in capital	132,473	118,465
Treasury stock, at cost (3,915,690 and 3,945,587 shares as of March 31, 2020 and December 31, 2019, respectively)	(125,643)	(127,400)
Retained earnings	66,152	110,418
Total Benefytt Technologies, Inc. stockholders’ equity	73,000	101,501
Noncontrolling interests	14,933	38,473
Total stockholders’ equity	87,933	139,974
Total liabilities and stockholders’ equity	$615,030	$651,858

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BENEFYTT TECHNOLOGIES, INC.

Condensed Consolidated Statements of Operations (unaudited)

($ in thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Revenues	$71,561	$87,326
Operating expenses:
Third-party commissions	32,770	60,671
Selling, general and administrative	27,946	15,597
Marketing and advertising	18,453	3,062
Credit card and ACH fees	1,417	1,523
Depreciation and amortization	4,345	1,132
Loss on impairment	41,076	—
Total operating expenses	126,007	81,985
(Loss) income from operations	(54,446)	5,341

Other expense:
Interest expense	2,094	345
Fair value adjustment to contingent acquisition consideration	2,881	—
Other expense	—	17
Net (loss) income before income taxes	(59,421)	4,979
(Benefit) provision for income taxes	(9,606)	2,797
Net (loss) income	(49,815)	2,182
Net (loss) income attributable to noncontrolling interests	(5,549)	851
Net (loss) income attributable to Benefytt Technologies, Inc.	$(44,266)	$1,331

Per share data:
Net (loss) income per share attributable to Benefytt Technologies, Inc.
Basic	$(3.68)	$0.12
Diluted	$(3.68)	$0.11
Weighted average Class A common shares outstanding
Basic	12,023,121	11,388,490
Diluted	12,023,121	12,472,731

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BENFYTT TECHNOLOGIES, INC.

Condensed Consolidated Statements of Cash Flows

($ in thousands)

	Three Months Ended March 31,
	2020	2019
Operating activities:
Net (loss) income	$(49,815)	$2,182
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Stock-based compensation	2,627	1,816
Fair value adjustment to contingent acquisition consideration	2,881	—
Loss on disposal of assets	73	—
Provision for allowance for doubtful accounts	116	13
Impairment of assets	41,076	—
Depreciation and amortization	4,345	1,132
Deferred financing costs	202	—
Deferred income taxes	(4,838)	191
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable, prepaid expenses and other assets	(4,114)	275
Decrease (increase) in advanced commissions	4,610	(196)
Increase in income taxes receivable	(4,808)	—
Increase in right-of-use asset	(16,072)	(639)
Decrease (increase) in contract asset	12,776	(13,327)
Increase in lease liability	15,893	538
Decrease in accounts payable, accrued expenses and other liabilities	(8,153)	(6,568)
(Decrease) increase in commission payable	(8,034)	6,387
Increase in income taxes payable, net	—	2,452
Net cash used in operating activities	(11,235)	(5,744)
Investing activities:
Business acquisition: release of hold-back	(1,000)	—
Capitalized internal-use software and website development costs	(501)	(315)
Purchases of property and equipment	(429)	(109)
Net cash used in investing activities	(1,930)	(424)
Financing activities:
Proceeds from borrowings under credit agreement	18,000	50,000
Payments on borrowings under credit agreement	(3,875)	—
Payments related to tax withholding for share-based compensation	(1,526)	(918)
Purchases of Class A common stock pursuant to share repurchase plan	—	(45,272)
Contributions (distributions)	88	(677)
Net cash provided by financing activities	12,687	3,133
Net decrease in cash and cash equivalents, and restricted cash	(478)	(3,035)
Cash and cash equivalents, and restricted cash at beginning of period	21,559	25,999
Cash and cash equivalents, and restricted cash at end of period	$21,081	$22,964

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Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(unaudited)

($ in thousands)

	Three Months Ended March 31,
	2020	2019
Net (loss) income	$(49,815)	$2,182
Interest expense	2,094	345
Depreciation and amortization	4,345	1,132
(Benefit) provision for income taxes	(9,606)	2,797
EBITDA	(52,982)	6,456
Loss on impairment	41,076	—
Stock-based compensation and related costs	2,707	1,861
Fair value adjustment to contingent consideration	2,881	—
Transaction costs	129	273
Indemnity and other legal costs	7,092	672
Severance, restructuring and other	30	3
Adjusted EBITDA	$933	$9,265

Reconciliation of Net Income to Adjusted Net Income per Share

(unaudited)

($ in thousands except per share data)

	Three Months Ended March 31,
	2020	2019
Net (loss) income	$(49,815)	$2,182
Interest expense	2,094	345
Amortization	3,505	335
(Benefit) provision for income taxes	(9,606)	2,797
Loss on impairment	41,076	—
Stock-based compensation and related costs	2,707	1,861
Fair value adjustment to contingent consideration	2,881	—
Transaction costs	129	273
Indemnity and other legal costs	7,092	672
Severance, restructuring and other charges	30	3
Adjusted pre-tax income	93	8,468
Pro forma income taxes	(22)	(2,032)
Adjusted net income	$71	$6,436
Total weighted average diluted share count	13,247	15,000
Adjusted net income per share	$0.01	$0.43

(1)	EBITDA is defined as net income before interest, income taxes and depreciation and amortization. We have included EBITDA in this report because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating EBITDA can provide a useful measure for period-to-period comparisons of our business. However, EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with GAAP. Other companies may calculate EBITDA differently than we do. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

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(2)	To calculate adjusted EBITDA, we calculate EBITDA, which is then further adjusted for items such as stock-based compensation and related costs, and items that are not generally a part of regular operating activities, including tax receivable adjustments, indemnity and other legal costs, and severance, restructuring, acquisition costs and asset impairments. Adjusted EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with GAAP. We have presented adjusted EBITDA because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate adjusted EBITDA differently than we do. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

(3)	To calculate adjusted net income, we calculate net income then add back amortization (but not depreciation), interest, tax expense, items such as stock-based compensation and related costs, and other items that are not generally a part of regular operating activities, including, tax receivable adjustments, indemnity and other legal costs, severance, restructuring, acquisition costs and asset impairments. From adjusted pre-tax net income, we apply a pro forma tax expense calculated at an assumed rate of 24%, which consists of the maximum federal corporate rate of 21%, with an assumed 3% state tax rate. We believe that when measuring Company and executive performance against the adjusted net income measure, applying a pro forma tax rate better reflects the performance of the Company without regard to the Company’s organizational tax structure. We have included adjusted net income in this report because it is a key performance measure used by our management to understand and evaluate our core operating performance and trends and because we believe it is frequently used by analysts, investors, and other interested parties in their evaluation of the Company. Other companies may calculate this measure differently than we do. Adjusted net income has limitations as an analytical tool, and you should not consider it in isolation or substitution for earnings per share as reported under GAAP.

(4)	Adjusted net income per share is computed by dividing adjusted net income by the total number of weighted-average diluted Class A and weighted-average Class B shares of our common stock for each period. We have included adjusted net income per share in this report because it is a key measure used by our management to understand and evaluate our core operating performance and trends and because we believe it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate this measure differently than we do. Adjusted net income per share has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for earnings per share as reported under GAAP.

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The following table presents revenues and profit from our operating segments for the three months and year ended March 31, 2020 ($ in thousands):

Three Months Ended March 31, 2020
Revenue
Medicare revenue	$18,896
IFP revenue	52,665
Total revenue	71,561

Segment Profit
Medicare loss	(1,643)
IFP profit	8,328
Total segment profit	6,685

Corporate	(5,752)
Interest expense	(2,094)
Depreciation and amortization	(4,345)
Provision for income taxes	9,606
Loss on impairment	(41,076)
Stock-based compensation and related costs	(2,707)
Fair value adjustment to contingent consideration	(2,881)
Transaction costs	(129)
Indemnity and other legal costs	(7,092)
Severance, restructuring and other	(30)
Net loss	$(49,815)

(1)	Medicare revenue is net of Customer Care and Enrollment (CC&E) expenses with certain Medicare Business Process Outsourcing (BPO) partners who are deemed a customer under ASC 606. CC&E netted against revenue for the three months ended March 31, 2020 was $3.4 million.

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Disaggregated Revenue

The following table presents our revenue, disaggregated by major product type and timing of revenue recognition ($ in thousands):

	March 31, 2020			March 31, 2019
	Sales and Marketing Services	Member Management	Total	Sales and Marketing Services	Member Management	Total
Revenue by Source
Commission revenue(1)
STM(2)	$20,137	$936	$21,073	$32,319	$884	$33,203
HBIP	12,406	1,205	13,611	28,329	1,797	30,126
Supplemental(2)	15,867	1,030	16,897	21,394	1,112	22,506
Medicare	16,742	—	16,742	—	—	—
Services revenue	—	631	631	—	1,168	1,168
Consumer engagement revenue	2,280	—	2,280	—	—	—
Other revenues	327	—	327	323	—	323
Total revenue	$67,759	$3,802	$71,561	$82,365	$4,961	$87,326

Timing of Revenue Recognition
Transferred at a point in time	$67,759	$—	$67,759	$82,365	$—	$82,365
Transferred over time	—	3,802	3,802	—	4,961	4,961
Total revenue	$67,759	$3,802	$71,561	$82,365	$4,961	$87,326

(1)	For the purposes of disaggregated revenue presentation, when additional Discount Benefit products are sold with an STM, HBIP, or supplemental product, the associated revenue for the Discount Benefit products are reported within the STM, HBIP, or supplemental product category depicted within the table.
(2)	The Company changed its presentation of brokerage revenue during the fourth quarter of 2019. Previously brokerage revenue was reported as a separate line item with the disaggregated revenue table however the Company has reclassified the revenue into the respective STM or supplemental category that the brokerage sales were associated with.

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Summary of Selected Metrics

(unaudited)

The following table presents submitted applications by product type:

	Submitted Applications by Product Type
	Three Months Ended March 31,
	2020	2019	Change (%)
Medicare
Medicare Advantage	20,000	—	—
Medicare Supplement	400	—	—
Medicare Part D	200	—	—
Supplementals	700	—	—
Total Medicare	21,300	—	—
IFP
STM <12 Months	5,300	11,200	(53)%
STM ≥ 12 Months	23,100	29,200	(21)%
Total STM	28,400	40,400	(30)%
Health Benefit Plans	17,800	35,300	(50)%
Supplementals	47,400	67,700	(30)%
Total IFP	93,600	143,400	(35)%
Total Submitted Applications	114,900	143,400	(20)%

The following table presents approved applications by product type:

	Approved Applications by Product Type
	Three Months Ended March 31,
	2020	2019	Change (%)
Medicare
Medicare Advantage	18,400	—	—
Medicare Supplement	400	—	—
Medicare Part D	200	—	—
Supplementals	600	—	—
Total Medicare	19,600	—	—
IFP
STM <12 Months	5,300	11,200	(53)%
STM ≥ 12 Months	23,100	29,200	(21)%
Total STM	28,400	40,400	(30)%
Health Benefit Plans	17,800	35,300	(50)%
Supplementals	47,400	67,700	(30)%
Total IFP	93,600	143,400	(35)%
Total Approved Applications	113,200	143,400	(21)%

Approved applications represent the number of submitted applications that were approved by the relevant insurance carrier for the identified product during the relevant period. Medicare approved applications are calculated assuming a 92% conversion of submitted applications.

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The following tables present the Constrained Lifetime Value (CLTV) per approved application, by product type:

	Three Months Ended March 31,
	2020	2019	Change (%)
Medicare(1)	$1,065	$—	—%
Short Term Medical<12 months	352	354	(0.6)%
Short Term Medical ≥12 months	832	1,019	(18.4)%
Total STM	746	843	(11.5)%
Health Benefit Plans	908	865	5.0%
Supplemental	329	329	—%

(1)	CLTV per approved application for Medicare is presented gross of CC&E expenses. Including CC&E, Medicare CLTV per approved application for the three months ended March 31, 2020 was $893.

The following tables present expense metrics per approved application, by product type:

Three Months Ended March 31, 2020
Medicare variable marketing cost per approved application(1)	$672
Medicare variable CC&E cost per approved application(2)	305
Total Medicare cost per approved member	$977

(1)	Medicare variable marketing cost per approved application includes direct costs incurred in member acquisition for all Medicare products from our direct marketing partners and online advertising channels divided by Medicare approved applications in each period.
(2)	Medicare CC&E cost per approved application includes compensation and benefits costs for personnel engaged in assistance to applicants during the enrollment process divided by Medicare approved applications in each period. CC&E costs include amounts netted against revenue for certain Medicare BPO relationships.

Contact:

Benefytt Technologies, Inc. :

Michael DeVries

Senior Vice President, Finance

(813) 906-5314

mdevries@bfyt.com

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